Exhibit 23.1


                         Independent Auditors' Consent



The Board of Directors of Stockholders
Hungarian Telephone and Cable Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 21, 1997, relating to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years then ended, which appears in the December 31, 1996 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

                                                          KPMG Peat Marwick LLP

New York, New York
March 21, 1997